AMENDMENT OF
                                   BY-LAWS OF
                             BAILARD, BIEHL & KAISER
                                   FUND GROUP
                           (As Adopted June 15, 1990)


                  Section 3.2. Meetings. Meetings of Shareholders shall be held whenever a vote of Shareholders is required by the Declaration and at such other times as the Trustees may determine to be necessary, appropriate or advisable. Meetings of Shareholders to consider any matter as to which a vote of Shareholders is required by the 1940 Act or is permitted by Section 15(a)(3), 16(a) or 32(a)(3) of, or Rule 12b-1(b)(3)(iii) under, the 1940 Act and as to which the Trustees have not called a meeting of Shareholders shall be called by the secretary upon the written request of the holders of Shares entitled to cast not less than twenty-five percent (25%) of all the votes then entitled to be cast at a meeting of Shareholders without regard to Series. The secretary shall also call a meeting of Shareholders, upon the written request of the holders of Shares entitled to cast not less than ten percent (10%) of all the votes then entitled to be cast at a meeting of Shareholders without regard to Series, for the purpose of voting on the question of the removal of any Trustee or Trustees. Any such Shareholders request directed to the Secretary shall state the purpose or purposes of such meeting and the matters proposed to be acted on thereat. The secretary shall inform such Shareholders of the estimated reasonable cost of preparing and mailing such notice of the meeting. Upon payment to the Trust of such costs, the secretary shall give notice stating the purpose or purposes of the meeting to each Shareholder entitled to vote at such meeting. Unless requested by Shareholders entitled to cast a majority of all votes entitled to be cast at a meeting of Shareholders without regard to Series, a meeting need not be called to consider any matter which is substantially the same as a matter voted on at any meeting of Shareholders held during the preceding twelve (12) months.
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